                                                                       Exhibit 2

                             BLUE RHINO CORPORATION


                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT


                                September 7, 2000

                                TABLE OF CONTENTS
                                -----------------

I. Purchase and Sale of Preferred Stock ...................................   3

       1.1  Issue of Securities ...........................................   3
       1.2  Purchase, Sale and Issuance of Series A Preferred Stock .......   3
       1.3  Closing; Delivery .............................................   3

II. Representations and Warranties of the Company .........................   4

       2.1  Organization, Good Standing and Qualification .................   4
       2.2  Capitalization ................................................   4
       2.3  Subsidiaries ..................................................   5
       2.4  Authorization and Compliance ..................................   6
       2.5  Other Rights ..................................................   6
       2.6  Valid Issuance of Securities ..................................   7
       2.7  Governmental Consents .........................................   7
       2.8  Litigation ....................................................   7
       2.9  Intellectual Property .........................................   8
       2.10 Compliance with Other Instruments .............................   8
       2.11 Agreements; Action ............................................   9
       2.12 Disclosure ....................................................   9
       2.13 No Conflict of Interest .......................................   9
       2.14 Title to Property and Assets ..................................  10
       2.15 SEC Reports and Financial Statements ..........................  10
       2.16 Changes .......................................................  11
       2.17 Employee Benefit Plans ........................................  12
       2.18 Tax Returns and Payments ......................................  13
       2.19 Insurance .....................................................  14
       2.20 Labor Agreements and Actions ..................................  14
       2.21 Permits .......................................................  14
       2.22 Environmental and Safety Laws .................................  14
       2.23 Private Offering ..............................................  15
       2.24 Brokers .......................................................  15

III. Representations and Warranties of the Purchasers .....................  15

       3.1  Authorization .................................................  15
       3.2  Purchase Entirely for Own Account .............................  15
       3.3  Restricted Securities .........................................  15
       3.4  Legends .......................................................  16
       3.5  Accredited Investor ...........................................  16

IV. Conditions of the Purchasers' Obligations at Closing ..................  16

       4.1  Corporate Proceedings .........................................  16
       4.2  Representations and Warranties ................................  17
       4.3  Compliance with Covenants .....................................  17
       4.4  Certificate of Compliance .....................................  17

      4.5  Secretary's or President's Certificate .........................  17
      4.6  Qualifications .................................................  17
      4.7  Board of Directors .............................................  17
      4.8  Stockholders Agreement .........................................  17
      4.9  Registration Rights Agreement ..................................  17
      4.10 Material Adverse Effect ........................................  17
      4.11 Certificate of Designation .....................................  17
      4.12 Opinion of Counsel for the Company .............................  18

V. Conditions of the Company's Obligations at Closing .....................  18

      5.1  Representations and Warranties .................................  18
      5.2  Compliance with Covenants ......................................  18
      5.3  Qualifications .................................................  18

VI. Covenants .............................................................  18

      6.1  Notification of Certain Matters. ...............................  18
      6.2  Further Action, Reasonable Efforts; Consents and Approvals. ....  18
      6.3  Conduct of Business of the Company Pending the Closing. ........  19
      6.4  Access to Information. .........................................  20
      6.5  Securities Laws Compliance. ....................................  20

VII. Indemnification ......................................................  20

      7.1  Survival of Representations, Etc. ..............................  20
      7.2  Indemnification by Company .....................................  21
      7.3  Claims for Indemnification .....................................  21
      7.4  Defense by Indemnifying Party ..................................  21

VIII. Miscellaneous .......................................................  22

      8.1  Transfer; Successors and Assigns ...............................  22
      8.2  Further Assurances .............................................  22
      8.3  Governing Law ..................................................  22
      8.4  Counterparts ...................................................  22
      8.5  Titles and Subtitles ...........................................  22
      8.6  Notices ........................................................  23
      8.7  Finder's Fee ...................................................  23
      8.8  Fees and Expenses ..............................................  23
      8.9  Attorney's Fees ................................................  23
      8.10 Amendments and Waivers .........................................  23
      8.11 Severability ...................................................  24
      8.12 Delays or Omissions ............................................  24
      8.13 Entire Agreement ...............................................  24

                             BLUE RHINO CORPORATION

                   SERIES A PREFERRED STOCK PURCHASE AGREEMENT

         This Series A Preferred Stock Purchase Agreement (the "Agreement") is
                                                                ---------
made as of the 7th day of September, 2000 by and among Blue Rhino Corporation, a Delaware corporation (the "Company"), and the purchasers listed on Exhibit A
                           -------                                 ---------
attached hereto (each a "Purchaser" and together the "Purchasers").
                         ---------                    ----------

                                    RECITALS

         WHEREAS, the Company desires to issue and sell, and the Purchasers desire to purchase, up to 2,000,000 shares of the Company's Series A Preferred stock, par value $.001 per share (the "Series A Preferred Stock"), upon the
                                       ------------------------
terms and conditions hereinafter set forth; and

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties hereto agree as follows:

                                       I.
                      Purchase and Sale of Preferred Stock

         1.1     Issue of Securities. On or before the Closing, the Company will
                 -------------------
have authorized the issuance of its Series A Preferred Stock, and the issuance of the shares of common stock of the Company, par value $.001 per share (the "Common Stock"), into which the Series A Preferred Stock will convert (the
 ------------
"Conversion Shares").
 -----------------

         1.2     Purchase, Sale and Issuance of Series A Preferred Stock.
                 -------------------------------------------------------

                 (a) The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Certificate of Designation in the form attached hereto as Exhibit B (the
                                                          ---------
"Certificate of Designation").
 --------------------------

                 (b) Subject to the terms and conditions of this Agreement, each Purchaser agrees, severally and not jointly, to purchase at the Closing and the Company agrees to sell and issue to each such Purchaser at the Closing that number of shares of Series A Preferred Stock set forth opposite each such Purchaser's name on Exhibit A attached hereto at a purchase price of $6.00 per
                    ---------
share. The Series A Preferred Stock will have the rights, preferences and privileges set forth in the Certificate of Designation.

         1.3     Closing; Delivery.
                 -----------------

                 (a) The purchase and sale of the Series A Preferred Stock shall take place at the offices of the Company, 104 Cambridge Plaza Drive, Winston Salem, North Carolina 27104, at 10:00 a.m. local time, on September 7, 2000 (the "Closing Date"), or at such other time and
           ------------
place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the "Closing").
                                                     -------

                 (b) At the Closing, the Company shall deliver to each Purchaser a certificate representing the Series A Preferred Stock being purchased by such Purchaser against payment of the purchase price therefor by check payable to the Company or by wire transfer to the Company's bank account.

                                       II.
                  Representations and Warranties of the Company

         Each exception set forth on a Schedule of Exceptions attached hereto as Exhibit C to the representations and warranties in this Article II and each
---------
other matter set forth in the Schedule of Exceptions is identified by reference to, or has been grouped under a heading referring to, a specific individual Section of this Agreement and relates only to such Section, except to the extent that one section of the Schedule of Exceptions specifically refers to another section thereof. Except as set forth in the Schedule of Exceptions, the Company represents and warrants to the Purchasers that as of the date hereof and as of the Closing Date:

         2.1     Organization, Good Standing and Qualification. The Company is a
                 ---------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted and as proposed to be conducted. The Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties or financial condition.

         2.2     Capitalization.  The authorized capital stock of the Company
                 --------------
consists, or will consist, immediately prior to the Closing, of:

                 (a) Twenty Million (20,000,000) shares of Preferred Stock, Two Million (2,000,000) of which have been designated Series A Preferred Stock, par value $.001 per share, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock is as stated in the Certificate of Designation.

                 (b) One Hundred Million (100,000,000) shares of Common Stock, Nine Million Two Hundred Twenty One Thousand Seven Hundred Three (9,221,703) shares of which are issued and outstanding as of August 28, 2000. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

                 (c) The Company has reserved (i) Three Million Five Hundred Thousand (3,500,000) shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 1994 Stock Incentive Plan (the "1994 Plan"); (ii) One Hundred Thousand (100,000) shares of Common
           ---------
Stock for issuance to non-employee directors pursuant to its Amended and Restated Stock Option Plan for Non-Employee Directors (the "Director Plan");
(iii) One Million Two Hundred Thousand (1,200,000) shares of common stock for issuance to officers, directors, employees and consultants of the Company pursuant to its

1998 Stock Incentive Plan (the "1998 Plan"); (iv) Three Hundred Thousand (300,000) shares of Common Stock for issuance to employees pursuant to its Employee Stock Purchase Plan (the "ESPP"); and (v) Four Hundred Thousand (400,000) shares of Common Stock for issuance to its distributors pursuant to its Distributor Option Plan (the " Distributor Plan" and, together with the 1994 Plan, the Director Plan, the ESPP and the 1998 Plan, the "Stock Plans"). Of such reserved shares of Common Stock, options to purchase One Hundred Thirty-Nine Thousand Eight Hundred Seventy-Five (139,875) shares, Eighty Thousand (80,000) shares, One Million Sixty-Nine Thousand Six Hundred Nine (1,069,609) shares, Four Thousand Eight Hundred Eighty (4,880) shares and Two Hundred Forty-Five Thousand Eight Hundred Twenty-Three (245,823) shares have been granted and are outstanding as of July 31, 2000 under the 1994 Plan, the Director Plan, the 1998 Plan, the ESPP and the Distributor Plan, respectively, and Zero (0) shares, Twenty Thousand (20,000) shares, One Hundred Thirty Thousand Three Hundred Ninety-One (130,391) shares, Two Hundred Ninety-Five Thousand One Hundred Twenty (295,120) shares and One Hundred Fifty-Four Thousand One Hundred Seventy-Seven (154,177) shares remain available as of July 31, 2000 for future grants under the 1994 Plan, the Director Plan, the 1998 Plan, the ESPP and the Distributor Plan, respectively.

                 (d) Except for (i) outstanding options issued pursuant to the Stock Plans; (ii) stock purchase warrants outstanding on the date hereof to purchase an aggregate of 857,499 shares of Common Stock; and (iii) stock purchase warrants to purchase an aggregate of 100,000 shares of Common Stock proposed to be issued Thomas E. Brandtonies in connection with the acquisition by the Company of 75% of the outstanding capital stock of QuickShip, Inc., there are no outstanding options, warrants, subscriptions, rights (including conversion or preemptive rights and rights of first refusal or similar rights), obligations or agreements relating to or entitling any person to purchase or otherwise acquire from the Company any capital stock or other equity securities of the Company.

                 (e) There are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

                 (f) Except for capital stock or other equity securities held by the Company, and except for the 51% interest held in R4 Technical Center--North Carolina, LLC by Manchester Tank & Equipment Co., no Subsidiary (as defined below) of the Company has outstanding any stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity securities, nor does it have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any shares of its capital stock or other equity securities or any securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity securities.

         2.3     Subsidiaries. Section 2.3 of the Schedule of Exceptions sets
                 ------------
forth the name of each Subsidiary of the Company. Each Subsidiary of the Company listed in Section 2.3 of the Schedule of Exceptions has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to conduct its business as presently conducted. Each such Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties or financial condition. For purposes of this Agreement, the term "Subsidiary" shall mean any corporation or other
                          ----------
organization, whether incorporated or unincorporated, of which the Company is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company.

         2.4     Authorization and Compliance.
                 ----------------------------

                 (a) The execution, delivery and performance by the Company of this Agreement, the Stockholders Agreement attached hereto as Exhibit D, and the
                                                              ---------
Registration Rights Agreement attached hereto as Exhibit E and any other
                                                 ---------
agreement to which the Purchasers are a party and the execution and delivery of which is contemplated hereby (such agreements hereinafter referred to as the "Related Agreements") and the consummation by the Company of the transactions
 ------------------
contemplated hereby and thereby, have been duly authorized by all necessary corporate action. All corporate action on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and all Related Agreements, and the performance of all obligations of the Company hereunder and thereunder has been taken or will be taken prior to Closing. This Agreement and each of the Related Agreements have been duly executed and delivered by the Company and constitute valid and legally binding obligations of the Company enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

                 (b) Neither the execution and delivery of this Agreement or the Related Agreements nor the performance by the Company of its obligations under the Agreement or the Related Agreements (including the issuance of the Series A Preferred Stock and the Conversion Shares) will: (i) violate any provisions of the certificate of incorporation or bylaws of the Company; (ii) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or constitute a default under, or cause or permit the termination or the acceleration of the maturity of, any mortgage, indenture, license, contract, obligation or commitment of the Company, which would, individually or in the aggregate, have a material adverse affect on the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; (iii) require notice to or the consent of any party to any agreement or commitment, including, without limitation, any lease or license to which the Company is a party, or by which it or its properties is bound or subject; (iv) result in the creation or imposition of any security interest, lien, or other encumbrance upon any property or assets of the Company under any agreement or commitment to which it is a party, or by which it or its properties is bound or subject; or (v) violate any statute, rule or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or its properties is bound or subject, which violation would, individually or in the aggregate, have a material adverse affect on the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole.

         2.5     Other Rights. Except as set forth in this Agreement and the
                 ------------
Related Agreements, there is, and immediately upon consummation of the transactions contemplated hereby there will be: (a) no agreement, restriction or encumbrance to which the Company is a party or of which the Company has knowledge relating to the sale or voting of any shares of the capital stock of the Company, including but not limited to rights of first refusal, preemptive rights, rights of first offer, proxies or voting agreements; (b) except as set forth in Section 2.2, no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company any equity securities of the Company; (c) except as set forth in Section 2.2, no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset; (d) no obligation (contingent or other) by the Company to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (e) no obligation to register any of the Company's securities under any applicable securities laws.

         2.6     Valid Issuance of Securities. The Series A Preferred Stock that
                 ----------------------------
is being issued to the Purchasers hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free and clear of all preemptive rights, rights of first refusal, liens, charges, restrictions, claims and encumbrances of any kind other than restrictions on transfer under this Agreement and the Related Agreements and applicable state and federal securities laws. Based in part upon the representations of the Purchasers in this Agreement, the Series A Preferred Stock will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The Conversion Shares have been duly and validly authorized and reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Designation shall be duly and validly issued, fully paid and nonassessable and free and clear of all preemptive rights, rights of first refusal, liens, charges, restrictions, claims and encumbrances of any kind and will be issued in compliance with all applicable federal and state securities laws.

         2.7     Governmental Consents.  No consent, approval, order or
                 ---------------------
authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the offer, sale or issuance of the Series A Preferred Stock (and the Conversion Shares) or the consummation of the transactions contemplated by this Agreement, except for (i) filings pursuant to applicable state securities laws and Regulation D of the Securities Act of 1933, as amended (the "Securities Act"), which filings shall be effected within the requisite time period, (ii) filings under the Securities Act and applicable state securities laws and other action to be taken as contemplated by the Registration Rights Agreement with respect to the registration of the Conversion Shares and (iii) the filing of the Certificate of Designation in the office of the Secretary of State of the State of Delaware which shall be filed by the Company on or prior to the Closing.

         2.8     Litigation. There is no action, suit, proceeding or
                 ----------
investigation pending or, to the Company's knowledge, currently threatened against the Company or any of its Subsidiaries that could reasonably be expected to result, either individually or in the aggregate, in any material adverse effect on the business, properties or financial condition of the Company or its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its Subsidiaries currently pending or which the Company or any of its Subsidiaries intends to initiate.

                 2.9   Intellectual Property. The Company and its Subsidiaries
                       ---------------------
exclusively owns all right, title and interest in and to the intellectual property set forth in Section 2.9 of the Schedule of Exceptions and own or possess sufficient legal rights, pursuant to a written agreement set forth in
Section 2.9 of the Schedule of Exceptions, to all other intellectual property and proprietary rights necessary for the conduct of their business as currently conducted without any conflict with, or infringement of, the rights of others, except for failures, conflicts and infringements which would not have, individually or in the aggregate, a material adverse effect on the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole. The Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, trade names, copyrights, trade secrets or other intellectual property or proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with the use of such employee's best efforts to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as currently conducted, will, to the Company's knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company does not believe it is or will be necessary to use any inventions or other proprietary rights or intellectual property of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company. Set forth in
Section 2.9 of the Schedule of Exceptions is a listing of all patents and patent applications, trademarks and applications and registrations therefor, copyright registrations and applications therefor, trade name, proprietary computer software developed by or for the Company and all other intellectual property owned by the Company and all Internet domain names registered or licensed by the Company.

                 2.10  Compliance with Other Instruments. The Company is not in
                       ----------------------------------
violation or default of any provision of its certificate of incorporation or bylaws or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it or any of its properties are bound, which violations or defaults, individually or in the aggregate, would materially adversely affect the business, properties or financial condition of the Company and its Subsidiaries taken as a whole. The Company is not in violation of any provision of federal or state statute, rule or regulation applicable to the Company, except for violations which would not have, individually or in the aggregate, a material adverse effect on the business, properties or financial condition of the Company and its Subsidiaries taken as a whole.

                       (b) To its knowledge, the Company has avoided every condition within its control, and has not performed any act, the occurrence of which would result in the Company's loss of any right granted under any material license, distribution agreement or other agreement.

     2.11 Agreements; Action. Except (i) as set forth in Section 2.11(a) of the
          ------------------
Schedule of Exceptions, (ii) filed as an exhibit to an SEC Report (as defined below) or (iii) for agreements either (x) entered into in the ordinary course of business or (y) explicitly contemplated by the Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its Subsidiaries in excess of, $100,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its Subsidiaries (other than licenses of commercially available software products), or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products or services to any other person or adversely affect the Company's exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services.

          (b) Except as set forth in Section 2.11(b) of the Schedule of Exceptions, since April 30, 2000 neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000 or in excess of $100,000 in the aggregate,
(iii) made any loans or advances to any person, other than ordinary advances for travel expenses or extensions of credit to customers in the ordinary course of business and which are not more than 30 days past due, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than (x) the sale of its inventory or assets in the ordinary course of business. or (y) the sale or other disposition of miscellaneous equipment or assets not used in the Company's business and typically acquired as part of the acquisition of a cylinder exchange business.

     2.12 Disclosure. The Company has fully provided the Purchasers with all the
          ----------
information that the Purchasers have requested for deciding whether to acquire the Series A Preferred Stock and all information that the Company believes is reasonably necessary to enable the Purchasers to make such a decision. No representation or warranty of the Company contained in this Agreement and the exhibits attached hereto or any certificate furnished or to be furnished to Purchasers at the Closing or any other documents furnished to the Purchasers, (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     2.13 No Conflict of Interest. Except as set forth in Section 2.13 of the
          -----------------------
Schedule of Exceptions or in the Company's SEC Reports (as defined below), the Company is not indebted, directly or indirectly, to any of its stockholders, officers or directors or to their respective affiliates, spouses or children, in any amount whatsoever other than in connection with payments for services rendered and for expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company's 5% stockholders, officers or directors, or any affiliates thereof or members of their immediate families, are, directly or indirectly, indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship. None of the Company's officers or directors, or any affiliates thereof or members of their immediate families compete with the Company except that officers and/or, directors of the Company may own stock in (but not exceeding one percent (1%) of the outstanding capital stock of) any publicly traded company that may compete with the Company. There are no written or oral contracts, agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof or which indirectly benefit any such person. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

     2.14 Title to Property and Assets. The Company has good and marketable
          ----------------------------
title to all of its properties and assets, both real and personal, and owns its property and assets (tangible or intangible) free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not, individually or in the aggregate, materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

     2.15 SEC Reports and Financial Statements.
          ------------------------------------

          (a) Each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") prior to the date hereof (as such documents have been amended prior to
  ---
the date hereof, the "SEC Reports"), as of their respective dates, complied in
                      -----------
all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 as amended ("Exchange Act") and the rules
                                                 ------------
and regulations promulgated thereunder applicable to such SEC Reports, and none of the SEC Reports when filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports as of their respective dates comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted
             ----
by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, stockholders' equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments not material in amount). None of the Company's Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC. The adoption of SEC Staff Accounting Bulletin No. 101 (Revenue Recognition in Financial Statements) effective January 1, 2000, has not adversely impacted and will not adversely impact, in any material respect, the amount or timing of revenue recognition by the Company or any of its Subsidiaries as compared to their respective prior revenue recognition practices. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (i) fully reflected or reserved against in the financial statements included in the SEC Reports, (ii) incurred since April 30, 2000 in the ordinary course of business, (iii) as set forth in Section 2.15 of the Schedule of Exceptions or
(iv) liabilities that are individually less than $50,000.

     2.16 Changes. Except as set forth in Section 2.16 of the Schedule of
          -------
Exceptions, since April 30, 2000 there has not been:

          (a) any change in the assets, liabilities, financial condition or operating results of the Company and its Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

          (b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole;

          (c) any waiver or compromise by the Company or its Subsidiaries of a valuable right or of a material debt owed to it;

          (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or its Subsidiaries, except in the ordinary course of business and that is not material to the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole;

          (e) any material change to a material contract or arrangement by which the Company or any of its Subsidiaries or any of their respective assets is bound or subject;

          (f) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or its Subsidiaries;

          (g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other material intangible assets of the Company or its Subsidiaries;

          (h) any resignation or termination of employment of any officer or key employee of the Company or its Subsidiaries; and the Company, is not aware of any impending resignation or termination of employment of any such officer or key employee;

          (i) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or its Subsidiaries, with respect to any of its material properties or assets outside the ordinary course of business, except liens for taxes not yet due or payable;

          (j) any loans or guarantees made by the Company or its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (k) any declaration, setting aside or payment or other distribution in respect to any capital stock of the Company or its Subsidiaries, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or its Subsidiaries;

          (l) to the Company's knowledge, any other event or condition of any character that could reasonably be expected to materially and adversely affect the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole; or

          (m) any arrangement or commitment by the Company or its Subsidiaries to do any of the things described in this Section 2.16.

     2.17 Employee Benefit Plans.
          ----------------------

          (a) (i)   Section 2.17 of the Schedule of Exceptions contains a
complete and accurate list of each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored, maintained or contributed to on behalf of the
             -----
Company's employees. Each such "employee benefit plan" listed on Section 2.17 of the Schedule of Exceptions shall be referred to herein as an "Employee Plan."
                                                              -------------

              (ii) Section 2.17 of the Schedule of Exceptions contains a complete and accurate list of (A) all entities (whether or not incorporated) which, together with the Company, would be deemed a single employer under
Section 414(b), (c) and (m) of the Internal Revenue Code of 1986, as amended (the "Code") (such entities referred to herein as "ERISA Affiliates") and (B)
      ----                                         ----------------
all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA) of which the Company or any such ERISA Affiliate is or was within the past six
(6) years a plan sponsor, in which the Company or any such ERISA Affiliate participates or has participated, to which the Company or any such ERISA Affiliate contributes, has contributed or has incurred an obligation to contribute or with respect to which the Company or any such ERISA Affiliate has any liability, potential or otherwise.

          (b) The Company has made available to the Purchasers all material documents pursuant to which each Employee Plan is established, maintained, administered and funded.

          (c) Except as set forth in Section 2.17 of the Schedule of Exceptions:

              (i) Each Employee Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and operation with the requirements of ERISA, the Code and other applicable laws. All required reports (including Internal Revenue Service Form 5500 annual reports) have been timely filed with respect to each such Employee Plan There is no pending, or to the knowledge of the Company, threatened proceeding, including any audit or pending voluntary compliance resolution or closing agreement program proceeding (or any other similar correction proceeding), involving any Employee Plan of the Company before the Internal Revenue Service or any other governmental body.

              (ii) The Company has no liability to the Internal Revenue Service, the Department of Labor or any other Person with respect to any Employee Plan.

              (iii) Within the past six (6) years, neither the Company nor any of its ERISA Affiliates sponsors or maintains, previously sponsored or maintained, contributes or contributed to, or has or at any time had any obligation to contribute to or has any liability

(potential or otherwise) with respect to any arrangement or plan which is subject to Title IV of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA or which is a voluntary employees' beneficiary association under
Section 501(c)(9) of the Code.

              (iv) No prohibited transaction (within the meaning of ERISA Sections 404 or 406 or Code Section 4975(c)(1)) has occurred with respect to any Employee Plan or any of its ERISA Affiliates to the knowledge of the Company.

              (v) Other than claims for benefits submitted in the ordinary course by participants or beneficiaries, no claim against, or proceeding involving, any Employee Plan is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no fact exists which could give rise to such a claim or proceeding.

              (vi) Each Employee Plan of the Company which is intended to be qualified under Code Section 401(a) has received a determination letter from the Internal Revenue Service that such Employee Plan is so qualified, and, to the Company's knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Plan.

              (vii) The Company has complied in all material respects with the provisions of ERISA Section 601 et seq. and Code Section 4980B and similar applicable state laws ("COBRA"). Except to the extent required under COBRA, the
                        -----
Company does not provide health or welfare benefits for any retired or former employee (or any spouse or dependent of a retiree or former employee) and is not obligated to provide health or welfare benefits to any active employee following such employee's retirement or other termination of service.

              (viii) None of the Employee Plans obligates the Company to pay any separation, severance, termination or similar benefit or accelerate any vesting schedule, or alter any benefit structure solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control of ownership within the meaning of any Employee Plan or Section 280G of the Code.

              (ix) All contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments which are due have been made within the time period prescribed by ERISA to each such Employee Plan, and all contributions for any period ending on or before the Closing Date which are not yet due have been made to each such Employee Plan or accrued in accordance with GAAP.

     2.18 Tax Returns and Payments.
          ------------------------

          (a) The Company has filed all tax returns that it is required to file by law, and all such tax returns were correct and complete in all material respects when filed. All taxes due and owed by the Company (whether or not shown on any tax return) have been paid or adequately provided for, except where the failure to do so would not result in a material adverse effect on the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole.

          (b) There is no material dispute or claim concerning any tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. Section 2.18 of the Schedule of Exceptions lists those tax returns since 1996 that have been audited or are currently the subject of audit, and describes any deficiencies assessed against or agreed to by the Company since 1996. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     2.19 Insurance. The Company has in full force and effect fire and casualty
          ---------
insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed.

     2.20 Labor Agreements and Actions. The Company is not bound by or subject
          ----------------------------
to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a material adverse effect on the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole, nor is the Company aware of any labor organization activity involving its employees. Except as set forth in
Section 2.20 of the Schedule of Exceptions, the employment of each officer and employee of the Company is terminable at the will of the Company. To its knowledge, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment.

     2.21 Permits. The Company and each of its Subsidiaries has all franchises,
          -------
permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could materially and adversely affect the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

     2.22 Environmental and Safety Laws. The Company is not in violation of any
          -----------------------------
applicable statute, law or regulation relating to the environment or occupational health and safety, except for violations which would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, and to its knowledge, no material expenditures outside the ordinary course of business are or will be required in order to comply with any such existing statute, law or regulation. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Company's knowledge, by any other person or entity on any property owned, leased or used by the Company. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are
                     -------------------
listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials other than propane gas or liquids.

     2.23  Private Offering. Assuming the accuracy of the representations and
           ----------------
warranties of the Purchasers in Article III below, the offer, sale and issuance of the Series A Preferred Stock and the Conversion Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and the qualification or registration requirements of applicable blue sky laws. Neither the Company nor anyone acting on its behalf will offer any of the Series A Preferred Stock or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone in such a way as to make the issuance and sale of the Series A Preferred Stock subject to the registration requirements of Section 5 of the Securities Act.

     2.24  Brokers. Except for William Blair & Company, no broker, finder, agent
           -------
or similar intermediary has acted on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and, to the knowledge of the Company, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Purchasers in connection with this Agreement or the transactions contemplated hereby.

                                      III.

                Representations and Warranties of the Purchasers

     Each Purchaser, severally and not jointly, hereby represents and warrants to the Company that as of the date hereof and as of the Closing Date:

     3.1   Authorization. Such Purchaser has full power and authority (and in
           -------------
the case of individuals, legal capacity) to enter into the Agreement and the Related Agreements. Each of the Agreement and the Related Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

     3.2   Purchase Entirely for Own Account. This Agreement is made with the
           ---------------------------------
Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement, the Purchaser hereby confirms, that the Series A Preferred Stock to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Series A Preferred Stock. The Purchaser has not been formed for the specific purpose of acquiring the Series A Preferred Stock.

     3.3   Restricted Securities. The Purchaser understands that the Series A
           ---------------------
Preferred Stock has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the shares of Series A Preferred Stock are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the shares of Series A Preferred Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A Preferred Stock, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

     3.4  Legends. The Purchaser understands that the Series A Preferred Stock,
          -------
and any securities issued in respect of or exchange for the Series A Preferred Stock, may bear one or all of the following legends until they are no longer required by law or the provisions of this Agreement:

          (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS."

          (b) Any legend set forth in the Related Agreements.

          (c) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

     3.5  Accredited Investor. The Purchaser is an accredited investor as
          -------------------
defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                                      IV.
              Conditions of the Purchasers' Obligations at Closing

          The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived by such Purchaser:

     4.1  Corporate Proceedings. All corporate and other proceedings to be taken
          ---------------------
and all waivers and consents to be obtained in connection with the transactions contemplated by this Agreement shall have been taken or obtained and all documents incident to such transactions shall be satisfactory in form and substance to the Purchasers and their counsel, who shall have received all such originals or certified or other copies of such documents as they may reasonably request.

     4.2  Representations and Warranties. The representations and warranties of
          ------------------------------
the Company contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of such date

     4.3  Compliance with Covenants. The Company shall have duly complied with
          -------------------------
and performed all material covenants and agreements of the Company herein, which are required to be complied with and performed at or before the Closing.

     4.4  Certificate of Compliance. Except to the extent Closing occurs as of
          -------------------------
the date hereof, the Company shall have provided to each of the Purchasers a certificate, dated the date of the Closing, in form and substance reasonably satisfactory to counsel to the Purchasers, confirming compliance with the conditions set forth in Sections 4.2 and 4.3.

     4.5  Secretary's or President's Certificate. The Company shall have
          --------------------------------------
delivered a certificate of its respective Secretary, Chief Executive Officer or President certifying as to its certificates of incorporation, by-laws and incumbency of officers, and with respect to the certificate of the Secretary of the Company, as to the resolutions of the directors of the Company authorizing the execution and delivery of the Agreement and Related Agreements and the performance of the transactions and other actions contemplated thereby.

     4.6  Qualifications. All authorizations, approvals or permits, if any, of
          --------------
any governmental authority or regulatory body of the United States or of any state that are required to be in effect as of the Closing in connection with the lawful issuance and sale of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

     4.7  Board of Directors. As of the Closing, the Board shall appoint David
          ------------------
L. Warnock as a director.

     4.8  Stockholders Agreement. The Company, each Purchaser and the
          ----------------------
stockholders of the Company named therein shall have executed and delivered the Stockholders Agreement.

     4.9  Registration Rights Agreement. The Company and the Purchasers shall
          -----------------------------
have executed and delivered the Registration Rights Agreement.

     4.10 Material Adverse Effect. The Company shall not have experienced any
          -----------------------
material adverse effect on (i) the validity or enforceability of this Agreement,
(ii) the ability of the Company to perform its obligations under this Agreement or (iii) the business, properties or financial condition of the Company and its Subsidiaries, taken as a whole

     4.11 Certificate of Designation. The Company shall have filed the
          --------------------------
Certificate of Designation with the Secretary of State of Delaware on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date.

        4.12   Opinion of Counsel for the Company. Purchaser shall have received
               ----------------------------------
an opinion of the Company's counsel dated the Closing Date in form and substance satisfactory to the Purchasers.

                                       V.
               Conditions of the Company's Obligations at Closing


               The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

        5.1    Representations and Warranties. The representation and warranties
               ------------------------------
of each Purchaser contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of Closing, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date.

        5.2    Compliance with Covenants. The Purchasers shall have duly
               -------------------------
complied with and performed all material covenants and agreements of the Purchasers herein which are required to be complied with and performed before the Closing.

        5.3    Qualifications. All authorizations, approvals or permits, if any,
               --------------
of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series A Preferred Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

                                      VI.
                                    Covenants

        6.1    Notification of Certain Matters. Each of the parties hereto shall
               -------------------------------
give prompt notice to the other parties hereto of the occurrence or nonoccurrence of any event to which such party becomes aware, the occurrence or nonoccurrence of which would be reasonably likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect. The delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        6.2    Further Action, Reasonable Efforts; Consents and Approvals. Upon
               ----------------------------------------------------------
the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions in as expeditious a manner as is reasonably practicable, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, certificates, qualifications and orders of, and make all filings and required submissions with, all governmental authorities, and all shareholders, lenders and partners of, and parties to contracts with, the Company or any other person, in each case, as are reasonably necessary for the consummation of the transactions contemplated under the Agreement. Prior to the Closing, each party shall use its commercially reasonable efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue.

        6.3 Conduct of Business of the Company Pending the Closing. From the
            ------------------------------------------------------
date hereof through the Closing, except as expressly permitted or contemplated by this Agreement, unless the Purchasers shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this Section 6.3, the Company and its Subsidiaries shall conduct their operations and business in the ordinary and usual course of business and use reasonable best efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all persons having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing, without the prior written consent of the Purchasers, neither the Company nor any of its Subsidiaries shall:

              (a)   amend or modify its certificate of incorporation or bylaws;

              (b) issue, sell, pledge or dispose of, grant or otherwise create, or agree to issue, sell, pledge or dispose of, grant or otherwise create any capital stock or other equity securities, any debt or other securities convertible into or exchangeable for any of its capital stock or other equity securities, or any option with respect thereto, except for (i) the issuance of Company Common Stock upon conversion of the Series A Preferred Stock, (ii) upon the exercise of outstanding warrants or options issued under the Stock Plans, or
(iii) the issuance of options under the Stock Plans in the ordinary course of business;

              (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any of its capital stock or other equity securities (including any options with respect to any of its capital stock or other equity securities and any securities convertible or exchangeable into any of its capital stock or other equity securities) or any long term debt (except in accordance with its terms);

              (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities, or subdivide, reclassify, recapitalize, split, combine or exchange any of its capital stock or other equity securities;

              (e) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities, except for additional indebtedness incurred under existing debt agreements or credit facilities, or new credit facilities;

        (f) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business entity;

        (g) mortgage or otherwise encumber or subject to any lien, or sell, transfer or otherwise dispose of, any assets or properties that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than liens incurred in the ordinary course of business consistent with past practice, and sales and dispositions in the ordinary course of business consistent with past practice;

        (h) take any action, other than reasonable actions in the ordinary course of business, with respect to accounting policies or procedures (including tax accounting policies, procedures and elections relating to taxes that would apply to the Company and its Subsidiaries), except as may be required by SEC reporting requirements or GAAP, consistently applied;

        (i) enter into, modify, amend, extend or terminate any agreement or agreements for goods, property rights or services with (i) any director or officer, or any affiliate of any such person, or (ii) any other person which obligates the Company to pay in excess of $50,000 in any twelve (12) month period; provided, however, that the Company may offer employment to individuals
        --------  -------
consistent with past practice;

        (j) take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.16 is likely to occur; and

        (k) authorize any of, or commit or agree to take any of, the foregoing actions.

   6.4  Access to Information. From the date hereof to the Closing Date, the
        ---------------------
Company shall (and shall cause its Subsidiaries and representatives to) afford the Purchasers, and their attorneys, accountants and other financial advisors with reasonable access at all reasonable times during normal business hours to its officers, employees, agents, properties, offices, plants and other facilities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

   6.5  Securities Laws Compliance. Within fifteen (15) days of the
        --------------------------
Closing, the Company will file a notice of sale of the Series A Preferred Stock pursuant to Form D under the Securities Act and will make any other filings required by the securities or Blue Sky laws of any other applicable state.

                                      VII.
                                 Indemnification

   7.1  Survival of Representations, Etc. All statements contained in any
        --------------------------------
schedule or in any certificate delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder. The representations and warranties of each of the Company and each Purchaser shall survive the Closing Date for a period of 18 months from the

Closing Date. Each covenant and agreement contained in this Agreement shall survive in accordance with the specific terms thereof.

         7.2  Indemnification by Company. Subject to Section 7.3, the Company
              --------------------------
shall indemnify each Purchaser and its affiliates and their respective officers, directors, employees, financial advisors, attorneys, accountants, agents and affiliates (collectively, the "Indemnified Parties") against, and hold each
                               -------------------
Indemnified Party harmless from, any damage, claim, loss, cost, liability or expense, including interest, penalties, reasonable attorneys' fees and the Indemnified Party's expenses of investigation, response action or remedial action (collectively, "Damages"), incident to, arising out of, in connection
                       -------
with or related to, whether directly or indirectly, any of the following:

              (a) the breach of any representation or warranty of the Company that is identified by the Purchaser prior to termination of the representation and warranty survival period set forth in Section 7.1; or

              (b) any breach by the Company of any of its covenants or agreements set forth in this Agreement, except to the extent (but only to the extent) any such Damages are incident to, arise out of, in connection with or are related to, whether directly or indirectly, the gross negligence or willful misconduct of the Indemnified Parties. The Company's responsibility to indemnify the Indemnified Parties in accordance with the provisions of this Section 7.2 shall not preclude the Company from asserting any claim against the Purchaser for a breach of the Purchaser's representations, warranties, covenants or agreements under this Agreement or any Related Agreement to the extent the Company's Damages relate to such breach of the Purchaser.

         7.3  Claims for Indemnification. Whenever any claim shall arise for
              --------------------------
indemnification under Article VI, the Indemnified Parties shall promptly notify the Company of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Company shall specify, if known, the amount of the liability arising therefrom. The Indemnified Parties shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Company. The Company shall not settle any claim by a third party for which an Indemnified Party is entitled to indemnification hereunder without obtaining a full and unconditional release against the Indemnified Party.

         7.4  Defense by Indemnifying Party. In connection with any claim giving
              -----------------------------
rise to a right of indemnification under Section 7.2 resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Company, at its sole cost and expense may, upon written notice to an Indemnified Party, assume the defense of any such claim or legal proceeding, provided that (i) the counsel for the Company who shall conduct the defense of such claim or legal proceeding shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense and (iii) the omission by any Indemnified Party to give notice as provided herein of any claim as to which indemnity may be sought shall not relieve the Company of its indemnification obligations under this Agreement except to the extent such omission to give notice materially prejudices the Company; provided, further, that, if

(x) the Indemnified Party reasonably concludes that a conflict of interest exists with respect to the interests of any Indemnified Party and the Company or
(y) if the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Company in respect of any claim or legal proceeding relating thereto, the Indemnified Party shall have the right at all times to retain its own counsel and take over and assume control over the defense, settlement or litigation of, and negotiations relating to its own defense or the legal proceeding as it relates to the Purchaser at the sole expense of the Company. It is understood that the Company shall not, in connection with any claim or legal proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties. If the Company does not timely assume the defense of any such claim or legal proceeding resulting therefrom, (a) an Indemnified Party may defend against such claim or legal proceeding, in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding with the written consent of the Company (not to be unreasonably withheld or delayed), and (b) the Company shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

                                     VIII.
                                  Miscellaneous

         8.1  Transfer; Successors and Assigns. The terms and conditions of this
              --------------------------------
Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         8.2  Further Assurances. Each party to this Agreement hereby covenants
              ------------------
and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated herein.

         8.3  Governing Law. This Agreement and all acts and transactions
              -------------
pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         8.4  Counterparts. This Agreement may be executed in two or more
              ------------
counterparts and signatures may be delivered by facsimile, each of which shall be enforceable against the parties actually executing such counterpart and shall be deemed an original and all of which together shall constitute one instrument.

         8.5  Titles and Subtitles. The titles and subtitles used in this
              --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

        8.6     Notices. Any notice required or permitted hereunder will be
                -------
given in writing and will be conclusively deemed effectively given upon personal delivery, or five days after deposit in the United States mail, by certified mail, postage prepaid, return receipt requested, addressed (i) if to the Company, as set forth below the Company's name on the signature page of this Agreement, and (ii) if to a Purchaser, at such Purchaser's address as set forth below the Purchaser's name on the signature page of this Agreement, or at such other address as the Company or the Purchaser may designate by ten (10) days' advance written notice to the Purchaser or the Company, respectively.

        8.7     Finder's Fee. Except for any payments made by or due from the
                ------------
Company to William Blair & Company, each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. A copy of the agreement with William Blair & Company is attached at
Section 8.7 of the Schedule of Exceptions. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

        8.8     Fees and Expenses.
                -----------------

                (a) All expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement shall be paid by the party incurring such expenses; provided, however, that (i) if this Agreement is terminated by the Company for any reason other than a breach of this Agreement by Cahill, Warnock Strategic Partners Fund II A, L.P. or Cahill, Warnock Strategic Partners Fund II B. L.P. (together, "Cahill Warnock"), then the
                                               --------------
Company shall reimburse Cahill Warnock for its reasonable, documented out-of-pocket expenses (in addition to legal fees and expenses as provided in Section 8.8(b)) incurred in connection with the transactions contemplated under this Agreement, up to $50,000 in the aggregate.

                (b) Whether or not the transactions are consummated at the Closing, the Company will reimburse the Purchasers in an amount not to exceed $50,000 for the reasonable legal fees and related expenses incurred by Wilmer, Cutler & Pickering acting in the capacity of special counsel to the Purchasers.

        8.9     Attorney's Fees. If any action at law or in equity (including
                ---------------
arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

        8.10    Amendments and Waivers. Any term of this Agreement may be
                ----------------------
amended or waived only with the written consent of the Company and the holders of at least a majority of the Series A Preferred Stock. Any amendment or waiver effected in accordance with this

Section 8.10 shall be binding upon the Purchasers and each transferee of the Series A Preferred Stock (or the Conversion Shares), each future holder of all such securities, and the Company.

        8.11 Severability. If one or more provisions of this Agreement are held
             ------------
to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

        8.12 Delays or Omissions. No delay or omission to exercise any right,
             -------------------
power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

        8.13 Entire Agreement. This Agreement, the Related Agreements and the
             ----------------
documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

                            [Signature Pages Follow]

        The parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

                               COMPANY:

                               BLUE RHINO CORPORATION

                               By:      /s/ Billy D. Prin
                                    ----------------------------------------

                               Name:             Billy D. Prim
                                     -------------------------------------------
                                                      (print)
                               Title:            President and CEO
                                      ------------------------------------------

                               Address:

                                        PURCHASERS:

                                        CAHILL, WARNOCK STRATEGIC PARTNERS
                                        FUND II A, L.P.

                                        By:  Cahill, Warnock Strategic Partners
                                             II, LLC, its General Partner


                                        By:     /s/ David L. Warnock
                                             -------------------------------
                                             Name:  David L. Warnock
                                             Title:  Managing Member

                                        CAHILL, WARNOCK STRATEGIC PARTNERS FUND
                                        II B, L.P.

                                        By:  Cahill, Warnock Strategic Partners
                                             II, LLC, its General Partner


                                        By:        /s/ David L. Warnock
                                             --------------------------------
                                             Name:  David L. Warnock
                                             Title:  Managing Member

                                   /s/ Billy D. Prim
                                ------------------------------------------------
                                   Billy D. Prim


                                   /s/ Andrew J. Filipowski
                                ------------------------------------------------
                                   Andrew J. Filipowski


                                   /s/ Dick Kiphart
                                ------------------------------------------------
                                   Dick Kiphart

                                    EXHIBIT A
                                    ---------

                             SCHEDULE OF PURCHASERS

Cahill, Warnock Strategic Partners Fund II A, L.P. -- 1,413,000 shares ($8,478,000)
Cahill, Warnock Strategic Partners Fund II B, L.P. -- 87,000 shares ($522,000) Billy D. Prim -- 8,333 shares ($49,998)
Andrew J. Filipowski -- 41,667 shares ($250,002)
Dick Kiphart -  166,667 shares ($1,000,002)